Exhibit 20
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FOR IMMEDIATE RELEASE                                         Contact:          Henry D. Jacobs, Jr.
                                                                                Chairman of the Board,
                                                                                President and
                                                                                Chief Executive Officer
                                                              Telephone:        864/486-6220

                                                                                Stephen A. Feldman
                                                                                Executive Vice President
                                                                                And Chief Financial Officer
                                                              Telephone:        864/486-6489
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Duncan, SC, April 1, 1997 -- One Price Clothing Stores, Inc. (NASDAQ:ONPR) --
Mr. Henry D. Jacobs, Jr., Chairman, President and Chief Executive Officer of the
Company, today announced that he is resigning his positions as President and
Chief Executive Officer, but will continue in his position as Chairman of the
Board of Directors of the Company.  Mr. Larry I. Kelley has accepted the positions of President and Chief Executive Officer.  Mr. Kelley will also serve as a member of the Board of Directors of the Company.

Mr. Jacobs stated that prior to joining the Company, Mr. Kelley was the President and Chief Executive Officer of Casual Male Big and Tall, a division of
J. Baker, Inc. This chain is located principally in strip shopping centers and dedicated to large size men's apparel. Casual Male Big and Tall was a chain of 170 stores when Mr. Kelley joined it as President and Chief Executive Officer in 1991 and it has grown successfully to 450 stores under his leadership. Prior to Casual Male Big and Tall, he had over 25 years of experience in a variety of positions in women's apparel retailing. Mr. Jacobs stated that Mr. Kelley's varied background and outstanding personal skills coupled with his prior successes resulted in his selection as the person to lead One Price Clothing Stores into the future.

One Price Clothing Stores has in place important strategic plans and goals for the future. Some of these key strategies include expanded retail prices in addition to its core $7.00 price; accelerated growth of new stores; plans to maximize parts of its business such as expansion of plus sizes and kids selection and adding items not historically carried; experimentation with larger sized stores; and added focus on quality, value and sizing of its merchandise. Mr. Jacobs stated, "I am confident that Larry Kelley as President and Chief Executive Officer will provide the leadership to execute these as well as future strategic development to increase profitability, growth and shareholder value."

Mr. Jacobs further stated, "It has long been my desire to have more time to devote to my family and personal interests. This succession will give me the opportunity to do this. I continue to have a large personal investment in the Company and my interest in its continuing success is paramount."

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995 (the "Act"): All statements in this press release as to future performance and financial results should be considered forward-looking statements under this Act. In addition to the factors discussed above, other factors that could cause actual results to differ materially include, but
are not  limited  to,  the following:   general  economic  conditions  and
consumer demand and consumer preferences and weather patterns, competitive factors, including pressure from pricing and promotional activities of competitors; impact of excess retail capacity and the availability of
desirable  store locations on suitable terms; the  availability,   selection
and purchasing of attractive merchandise on favorable terms; import risks, including potential disruptions and duties, tariffs and quotas on imported merchandise; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.